Exhibit 10.10

12/30/2020

Dean Darwin

Dear Dean:

Alteryx, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your title will be Chief Revenue Officer and you will report to the Company's Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation. The Company will pay you an annual base salary at the rate of $450,000 per year, payable in accordance with the Company's standard payroll schedule. This compensation rate will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

With your specific position, you will be eligible to receive a discretionary annual bonus of up to 100% of your base salary, based on both Company and individual performance, and in accordance with the Alteryx Standard Bonus Plan. For your first year of employment, we will guarantee a minimum of 50% of your bonus payment, which will be paid no later than March 31, 2022, subject to your continued employment with the Company in good standing. Please note that all discretionary bonus programs, payouts and criterion are subject to change or adjustment as the business or departmental needs at Alteryx may require.

In addition, you will be paid a one-time signing bonus of $250,000 in connection with your employment with Alteryx, payable on the next scheduled payroll date immediately following the thirty (30) day period commencing the date you start working for the Company. If you resign or your employment is terminated prior to twelve (12) months of continuous service with the Company for any reason, such signing bonus will be repayable by you to the Company in full at the time of termination. You agree that the Company reserves the right to withhold any balance payable to the Company from any form of compensation due to you, including salary, commissions, incentives, vacation time, buy-back of stock differentials and reimbursable expenses, except where prohibited by United States Federal or State law.

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Exhibit 10.10
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. You will receive a summary of such employee benefits. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

4.Equity. Subject to the approval of the Company's Board of Directors and in accordance with the Company's equity granting policy, you will be granted equity awards that will consist of a 50% / 50% combination of restricted stock units (the “RSU”) and non-qualified stock options (the “Option”), respectively, for shares of the Company's Class A Common Stock, with an aggregate grant value of $9,000,000.
The RSU will be subject to the terms and conditions applicable to restricted stock units granted under the 2017 Equity Incentive Plan (the “Plan”), as described in the Plan, and the applicable Restricted Stock Unit Award Agreement. So long as your continuous Service (as defined in the Plan) status does not terminate, one-third of the total number of shares subject to RSU will vest on each of the first, second, and third annual anniversaries of the vesting commencement date (as set forth in the Restricted Stock Unit Award Agreement) (the “Vesting Commencement Date”).

The Option will be subject to the limitations set forth in the Plan and the Option Award Agreement, 1/3rd of the total number of shares subject to the Option Award shall vest and become exercisable on the one-year anniversary of the Vesting Commencement Date and an additional 1/36th of the total number of shares subject to the Option Award shall vest and become exercisable on each monthly anniversary thereafter, subject to the your continued Service through each vesting date.

In addition, upon your employment, the Company and you will enter into a severance and change in control agreement in the substantially the form filed as Exhibit 10.1 to the Company's
Form 10-Q for the quarter ended March 31, 2020.

5.Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your employment with the Company, to sign the Company's standard Confidential Information and Invention Assignment Agreement.

6.Mutual Arbitration Agreement. You will be required, as a condition of your employment with the Company, to sign the Company's standard Mutual Arbitration Agreement.
7. No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter. You shall not use or disclose, in connection with your employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and you confirm that your employment with the Company will not infringe or violate the rights of any other person. Also, we expect you to abide by any contractual obligations to refrain from soliciting any person employed by or otherwise associated with any former or current employer. You represent and warrant to the

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Exhibit 10.10
Company that you have returned all property and confidential information belonging to any prior employer.

8.Verification of Information and Eligibility. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, professional reference checks and a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company's verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below. Your offer is contingent upon the Company's verification that you are permitted to legally work in the United States. You agree to provide the Company in a timely manner with any and all documentation reasonably necessary to confirm the foregoing.

9.At Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company's CEO.

10.Tax Matters.

(a)Withholding. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.Interpretation, Amendment and Enforcement. This offer letter, the Confidential Information and Invention Assignment Agreement, and the Mutual Arbitration Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this

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Exhibit 10.10
offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Except as otherwise set forth in the Mutual Arbitration Agreement, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Orange County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this offer letter, the enclosed Confidential Information and Invention Assignment Agreement, and the enclosed Mutual Arbitration Agreement, and returning them to Human Resources by close of business on 12/31/2020. Your employment is contingent upon you signing and returning the aforementioned documents and starting work in this new position as of 1/1/2021. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me at             .

Congratulations on your offer of employment! We are looking forward to you joining our team and the contributions we anticipate you making at Alteryx.

Alteryx, Inc.

/s/ Mark Anderson
By: Mark Anderson
Title: Chief Executive Officer

I have read and accept this employment offer:

Name: Dean Darwin

Signature: /s/ Dean Darwin

Date: Dec 30, 2020

☑ I hereby waive my right to receive any public records as described above.

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